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                                                                  Exhibit 16.1

                           [Ernst & Young Letterhead]

March 28, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4.01 of Form 8-K dated March 28, 2005, of PVC Container Corporation ("the Company") and are in agreement with the statements contained in the first sentence of the first paragraph, and the second, third, fourth, and sixth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                Very truly yours,

                                                /s/ Ernst & Young LLP